Exhibit 8.2

Watson, Farley & Williams (New York) LLP

1133 Avenue of the Americas New York, New York 10036

Tel (212) 922 2200 Fax (212) 922 1512

October 1, 2012

Capital Product Partners L.P.

3, Iassonos Street

Piraeus, Athens

18537 Greece

Registration Statement on Form F-3

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Capital Product Partners L.P. (the “Partnership”) in connection with the Partnership’s registration statement on Form F-3 (such registration statement, any amendments or supplements thereto, including any post-effective amendments, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission, relating to the proposed offer and sale of up to 12,122,221 common units (the “Units”) representing limited partnership interests that may be sold by or on behalf of certain selling securityholders of the Partnership or their valid transferees. The Units are issuable upon conversion of Class B Convertible Preferred Units (“Class B Convertible Preferred Units”) of the Partnership.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following:

(i)	the Registration Statement and the prospectus included therein (the “Prospectus”); and

(ii)	certificates of public officials and of representatives of the Partnership and the Partnership’s general partner, Capital GP L.L.C., as we have deemed necessary.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Capital Product Partners L.P.	Page 2

October 1, 2012

Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Prospectus under the caption “Non-United States Tax Consequences—Marshall Islands Tax Consequences” and we confirm that the statements in such discussion, to the extent they constitute summaries of law or legal conclusions, unless otherwise noted, are the opinion of Watson, Farley & Williams (New York) LLP with respect to Marshall Islands tax consequences as of the effective date of the Registration Statement (except for the representations and statements of fact of the Partnership included under such captions, as to which we express no opinion).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP